                                                                  Exhibit 4.(c)

2000 One Logan Square                          Morgan, Lewis
Philadelphia, PA 19103-6993                      & Bockius LLP
215-963-5000                                   Counselors At Law
Fax:  215-963-5299



April 20, 1998


Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re:  Penn Mutual Variable Life Account I
     -----------------------------------
     SEC Registration No. 33-54662
     -----------------------------

Dear Ladies and Gentlemen:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Prospectuses filed as part of this Post-Effective Amendment No. 7. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP
-------------------------------
Morgan, Lewis & Bockius LLP